Exhibit 99.1

Contact:

Innovative Solutions & Support, Inc.

Relland Winand

Chief Financial Officer

610-646-0350

rwinand@innovative-ss.com

Innovative Solutions & Support, Inc. Announces Third Quarter Fiscal 2017 Financial Results

EXTON, Pa.—(BUSINESS WIRE)—Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the third quarter of fiscal 2017 ended June 30, 2017.

For the third quarter of fiscal 2017, the Company reported net sales of $4.5 million, compared to third quarter fiscal 2016 net sales of $6.5 million. Gross margins in the third quarter were 52% compared to 60% in the third quarter of fiscal 2016. The Company reported net income of $19,000, or approximately $0.00 per fully diluted share, for the third quarter of 2017 compared to net income of $227,000, or $0.01 per fully diluted share, for the third quarter of 2016.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “Sales in the third quarter were consistent with the previous quarter, with a concentration of revenues generated from more profitable product sales resulting in an increase to gross margin compared to the second fiscal quarter. More importantly, we continued to implement our strategy to expand our product portfolio and grow our distribution network. We are partnering with Blackhawk Modifications, Inc. (Blackhawk) as a distributor and installation center for our NextGen Flight Deck and Integrated Turboprop Autothrottle for the King Air 200 and 350 platforms. We’ll be working with Blackhawk for flight testing and product certification and expect to receive a Supplemental Type Certification (STC) for the Autothrottle on these platforms in the next few months. In June, the FAA issued to IS&S the first STC for a Turboprop Autothrottle, (Patent Pending Design) for the PC-12. We believe based on conversations with aviation experts and partners that this first-of-its-kind technology should open a market that features at least twenty-five different aircraft types and over 10,000 individual aircraft opportunities. We plan to leverage the innovative functionality of the Autothrottle to add additional value to our NextGen Flight Deck.”

At June 30, 2017, the Company had $25.0 million of cash on hand, an increase of $6.2 million compared to September 30, 2016, our last fiscal year end.

New orders in the third quarter of fiscal 2017 were $3.0 million and backlog, as of June 30, 2017, was $4.3 million. Backlog excludes potential future sole-source production orders from products developed under the Company’s Pilatus PC-24 and Boeing KC-46A engineering development contracts, both of which the Company expects to remain in production for more than a decade. The Company expects that these contracts will add to their production sales already in backlog.

Shahram Askarpour, President of IS&S, added, “This has been a year of significant commitment to new product development and distribution network expansion. Research and development expenses were 27% of revenues through the first three quarters of this year as we continue to invest in internal development of new products that can address broader markets, not just individual manufacturers. Already this year, we have been awarded two STCs that we believe will position us for meaningful growth opportunities. In addition, we’ve increased our efforts to build out our global MRO distribution network. By continually expanding our product portfolio and enhancing our global distribution network, we are striving to increase our addressable market and strengthen the value of our franchise for shareholders.”

Nine Months Results

Total net sales for the nine months ended June 30, 2017 were $12.6 million compared to $21.7 million for the first nine months of fiscal 2016. Gross margin for the first nine months of fiscal 2017 was 50% compared to 60%(1) in the year ago period. Net income for the nine months ended June 30, 2017 was $4.8 million, or $0.28 per fully diluted share, compared to $1.6 million(1), or $0.09 per fully diluted share(1), over the first three quarters of fiscal 2016. In the second quarter of 2017, as a result the settlement of the Delta Airlines, Inc. (“Delta”) lawsuit, the Company recognized $4.1 million of other income.

(1)In January 2016, the Company renegotiated an agreement with a customer whereby $1.3 million of unbilled receivables and our obligations associated with certain product levels were canceled. The bad debt expense related to the impairment of the unbilled receivable was previously recognized in the Company’s September 30, 2015 audited financial statements. In addition, as a result of the changes to the agreement, we recognized an approximately $1.2 million positive impact to the statement of operations in the second quarter of fiscal 2016 resulting from a reversal of $1.2 million in associated liabilities consisting of deferred revenue and a contract loss accrual.

Conference Call

The Company will be hosting a conference call on Thursday, August 10, 2017 at 10:00 a.m. ET to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 0725903. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	June 30,	September 30,
	2017	2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$24,981,341	$18,767,661
Accounts receivable	2,073,268	4,511,091
Unbilled receivables, net	1,600,034	1,597,672
Inventories	4,533,039	3,645,828
Prepaid expenses and other current assets	1,002,622	847,207
Total current assets	34,190,304	29,369,459
Property and equipment, net	6,762,897	6,962,562
Other assets	200,274	156,948
Total assets	$41,153,475	$36,488,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,021,572	$1,503,771
Accrued expenses	1,955,031	1,889,908
Deferred revenue	314,702	179,585
Total current liabilities	3,291,305	3,573,264
Non-current deferred income taxes	67,745	67,701
Total liabilities	3,359,050	3,640,965
Commitments and contingencies
Shareholders’ equity
Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at June 30, 2017 and September 30, 2016	$—	$—
Common stock, $.001 par value: 75,000,000 shares authorized, 18,879,580 and 18,812,465 issued at June 30, 2017 and September 30, 2016	18,880	18,813
Additional paid-in capital	51,583,840	51,392,159
Retained earnings	7,560,242	2,805,569
Treasury stock, at cost, 2,096,451 shares at June 30, 2017 and September 30, 2016	(21,368,537)	(21,368,537)
Total shareholders’ equity	37,794,425	32,848,004
Total liabilities and shareholders’ equity	$41,153,475	$36,488,969

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2017	2016	2017	2016

Gross sales	$4,541,421	$6,504,592	$13,117,200	$21,749,152
Returns and allowances	—	—	(556,009)	—
Net Sales	4,541,421	6,504,592	12,561,191	21,749,152

Cost of sales	2,164,140	2,621,016	6,294,623	8,646,419

Gross profit	2,377,281	3,883,576	6,266,568	13,102,733

Operating expenses:
Research and development	1,236,184	1,405,158	3,391,181	3,674,374
Selling, general and administrative	1,682,286	2,246,074	2,025,952	7,531,633
Total operating expenses	2,918,470	3,651,232	5,417,133	11,206,007

Operating (loss) income	(541,189)	232,344	849,435	1,896,726

Interest income	7,682	9,092	27,505	24,458
Other income	15,628	12,457	4,174,953	71,490
(Loss) income before income taxes	(517,879)	253,893	5,051,893	1,992,674

Income tax (benefit) expense	(537,099)	27,096	297,220	403,002

Net income	$19,220	$226,797	$4,754,673	$1,589,672

Net income per common share:
Basic	$0.00	$0.01	$0.28	$0.09
Diluted	$0.00	$0.01	$0.28	$0.09

Weighted average shares outstanding:
Basic	16,755,082	16,941,707	16,735,533	16,925,688
Diluted	16,870,404	17,059,546	16,847,305	17,027,216